Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Added to Russell 3000® and Russell Global Indexes

WALNUT CREEK, CA. – June 27, 2016 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the “Company”) announced today that it has been added to the Russell 3000® and Russell Global Indexes as part of the Russell Investment Group’s reconstitution of its family of U.S. indexes that took place after the close of the stock market on June 24, 2016.

Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the US all-cap Russell 3000®, which will remain in place for at least one year, also means automatic inclusion in the small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Companies are ranked based on a combination of their market cap and current index membership. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $6 trillion in assets are currently benchmarked to US Russell Indexes.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.